Exhibit 10.B(ii)

NON-STATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into and effective as of this 28th day of February 2004 (the “Date of Grant”), by and between Ecolab Inc. (the “Company”) and Allan L. Schuman (the “Optionee”).

A.                                   The Company has adopted the Ecolab Inc. 2002 Stock Incentive Plan (the “Plan”), authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant non-statutory stock options to employees of the Company and its Subsidiaries.

B.                                     The Company desires to give the Optionee an inducement to enter into a Transition Agreement with the Company (the “Transition Agreement”) simultaneously with the execution of this Agreement providing for, among other things, continued services by Optionee to the Company following his resignation as Chief Executive Officer of the Company, an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company pursuant to the Plan.

C.                                     Under the terms of the Plan, any termination of the Optionee other than by reason of death or Disability will constitute a Retirement.

Accordingly, the parties agree as follows:

ARTICLE 1.  GRANT OF OPTION.

The Company hereby grants to the Optionee the option (the “Option”) to purchase 310,000 shares (the “Option Shares”) of the Company’s common stock, $1.00 par value (the “Common Stock”), according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan.  The Option is not intended to be an “incentive stock option,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 2.  OPTION EXERCISE PRICE.

The per share price to be paid by Optionee in the event of an exercise of the Option will be $27.32.

ARTICLE 3.  DURATION OF OPTION AND TIME OF EXERCISE.

3.1                                 Initial Period of Exercisability.  The Option will be exercisable in full on December 31, 2004 if Optionee shall be continuously employed by the Company from the Date of Grant until December 31, 2004 but, except as otherwise provided in Section 3.2, shall expire upon the termination of Optionee’s employment prior to December 31, 2004.  This Option will remain exercisable as to all unexercised Option Shares that have not been expired until 5:00 p.m. (St. Paul, Minnesota time) on December 31, 2009 (“Time of Termination”).

3.2                                 Termination of Employment.

(a)                                  In the event that the Optionee’s employment with the Company and all Subsidiaries is terminated prior to December 31, 2004 by reason of the Optionee’s death or Disability, this Option will become immediately exercisable in full and will remain exercisable for a period of five years after such termination (but in no event will this Option be exercisable after the Time of Termination).

(b)                                 The Transition Agreement contemplates that Optionee will cease to be an employee of the Company on December 31, 2004.  In the event that the Optionee’s employment with the Company and all Subsidiaries is terminated at least six months after the Date of Grant but prior to December 31, 2004 as a result of the termination of Optionee’s employment by the Company other than (i) for Cause (as defined in the Transition Agreement), or (ii) following Optionee’s resignation, without the written consent of the Company, as Chairman or a member of the Board of Directors of the Company, then this Option will become exercisable in full immediately prior to such termination and remain exercisable for a period of five years after such termination (but in no event will this Option be exercisable after the Time of Termination).

ARTICLE 4.  MANNER OF OPTION EXERCISE

4.1                                 Notice.  This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its principal executive office in St. Paul, Minnesota (Attention:  Sr. Vice President-Human Resources), of a written notice of exercise.  Such notice will be in a form satisfactory to the Committee, will identify the Option, will specify the number of Option Shares with respect to which the Option is being exercised, and will be signed by the person or persons so exercising the Option.  Such notice will be accompanied by payment in full of the total purchase price of the Option Shares purchased.  In the event that the Option is being exercised, as provided by the Plan and Section 3.2 above, by any person or persons other than the Optionee, the notice will be accompanied by appropriate proof of right of such person or persons to exercise the Option.  As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee certificated or uncertificated (“book entry”) shares evidencing such ownership.  In the event that the Option is being exercised, as provided by resolutions of the Committee and Section 4.2 below, by tender of a Broker Exercise Notice, the Company will deliver such shares directly to the Optionee’s broker or dealer or their nominee.

4.2                                 Payment.  At the time of exercise of this Option, the Optionee will pay the total purchase price of the Option Shares to be purchased solely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion, may allow such payment to be made, in whole or in part, by tender of a Broker Exercise Notice, by tender, or attestation as to ownership, of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, or by a combination of such methods.  In the event the Optionee is permitted to pay the total purchase price of this Option in whole or in part by tender or attestation as to ownership of Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of this Option.

ARTICLE 5.  NONTRANSFERABILITY.

Neither this Option nor the Option Shares acquired upon exercise may be transferred by the Optionee, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law or otherwise, except as provided in the Plan.  Any attempt to transfer or encumber this Option or the Option Shares other than in accordance with this Agreement and the Plan will be null and void and will void this Option.

ARTICLE 6.  EMPLOYMENT.

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Optionee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Optionee in any particular position, at any particular rate of compensation or for any particular period of time.

ARTICLE 7.  WITHHOLDING TAXES.

7.1                                 General Rules.  The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts which may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the grant or exercise of this Option or otherwise incurred with respect to this Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee’s notice of exercise of this Option.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee must promptly pay the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

7.2                                 Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Optionee to satisfy, in whole or in part, any withholding or tax obligation as described in Section 7.1 above by electing to tender, or by attestation as to ownership of, Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, or by a Broker Exercise Notice, or by a combination of such methods.  For purposes of satisfying a Participant’s withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value.

ARTICLE 8.  ADJUSTMENTS.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number, kind and exercise price of securities subject to this Option.

ARTICLE 9.  SUBJECT TO PLAN.

9.1                                 Terms of Plan Prevail.  The Option has been and the Option Shares granted and issued pursuant to this Agreement will be granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

9.2                                 Definitions.  Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan.

ARTICLE 10.  MISCELLANEOUS.

10.1                           Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

10.2                           Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of laws provisions.  Any legal proceedings related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

10.3                           Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

10.4                           Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

10.5                           Captions.  The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.

10.6                           Counterparts.  For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.

The parties to this Agreement have executed this Agreement effective the day and year first above written.

ECOLAB INC.

	By	/s/ Diana Lewis

	Its	Sr. Vice President, Human Resources

[By execution of this Agreement, the Optionee acknowledges having received a copy of the Plan.]		OPTIONEE

	By	/s/ Allan L. Schuman
Allan L. Schuman